Exhibit 99.2

Dear Shareholders and friends

I am excited to provide you our latest update as it relates to Creations, Inc.’s business and going public initiative.

To recap – after a very successful buildup of a US based public telecom company (NYSE:NTS) and a complete operational turnaround of a Dutch / Israeli OCR -Object Character Recognition business, I decided to enter into the Financial Services Market making together with you a significant investment. I appreciate all your investments and hope that our organic and a rollup strategy produce results as rewarding as my ventures in the past.

If you like to read more about the history, below is a synopsis – we should have the entire story on our website.

●	NTS (Public – Telecom) – founded NTS with a very low margin international / calling card business (first year sales were less than $1mm a year). Sold it for a record EBITDA multiple to a Connecticut based private equity fund for $172mm after reaching, at the peak more than $100mm of annual sales.
●	Certus / Omniq (Private – AI / technology) – took over the group as CEO while it had high debt levels and negative income results (founder almost 30 years ago) and turned into a profitable, growing company – sold it recently to a Dutch based private equity firm after paying off all the debt.

Two small asset management companies in Israel are currently the basis of our business (Ocean and Yetsira) and once we finish the go-public process, we intend to exploit additional opportunities where arbitrage valuations models and leverage can grow us into a significant company.

Our going public process has been slower than desired but is a direct approach (not through merging with a shell) so it has significant advantages going forward. For example, nothing will be hiding in the closet of the old shell, price pressure should be lower and the fact that we are registering with the SEC for our actual business should theoretically help us move faster in future registrations. As a matter of fact, for the past few months, we are a de-facto public company as our registration statement including the shares purchased in our private placement was declared effective by the SEC (Securities and Exchange Commission) since September of last year - we are currently only waiting to complete the process with the OTC market / FINRA / initial market maker (form 15C211) before we can get a ticker and start trading.

Most importantly, our initial 2 assets are performing nicely. Not only because of the conditions of the equity markets, but also relative to our peers. It also seems that the two teams have integrated well and there is even a possibility to reach local breakeven numbers with just a small amount of additional growth. Creations can demonstrate these days growth in AUM (Assets under management – which is almost reaching $200mm), consecutive increases in quarterly revenues and improvement in actual fees (as a percentage of AUM). Obviously, we need to expand and stand on other operational / geographical legs as well – but this is a great start. It seems that we should be able, being such a small company to attract interesting price / sales multiples while growing into profits and more traditional valuation matrixes.

Attached to this letter there is a presentation elaborating more about our accomplishments, comps and additional information. We are also working on our corporate website and shareholder portal where you will be able to fill out forms, vote, provide proxies, etc.

I would be happy to hear feedback on any comments from you.

Sincerely

Guy Nissensohn
Founder, Chairman and CEO
Creations, Inc.